Exhibit 99.1

MannKind Corporation Reports 2011 Third Quarter Financial Results

- Conference Call to Begin Today at 5:00 PM ET -

VALENCIA, Calif.--(BUSINESS WIRE)--November 3, 2011--MannKind Corporation (NASDAQ: MNKD) today reported financial results for the third quarter ended September 30, 2011.

For the third quarter of 2011 total operating expenses were $32.8 million, compared to $42.5 million for the third quarter of 2010, a decrease of $9.7 million. The decrease primarily relates to an $8.3 million decrease in research and development (R&D) expenses. This 26% decrease in R&D expense was primarily due to lower purchases of raw materials as a result of the termination of our insulin supply agreement. The final shipment of recombinant human insulin from Organon was received and paid in the third quarter of 2011. Additionally, the decrease from the same quarter in prior year was due to the positive impact of the Company’s cost cutting measures on operating expenses. General and administrative (G&A) expenses decreased by $1.5 million to $9.6 million for the third quarter of 2011 compared to $11.1 million in the third quarter of 2010.

For the first nine months of 2011, operating expenses totaled $110.0 million, compared to $120.5 million in the first nine months of 2010. Total R&D expenses for the nine months ended September 30, 2011 were 9% lower than the same period in the prior year. Excluding expenses incurred related to the contract cancellation fee settlement between the Company and Organon of $7.6 million, R&D expenses would have decreased 18% compared to the same period in the prior year. The decrease was due to the positive impact of the Company’s cost cutting measures on operating expenses. G&A expenses decreased by $2.1 million, or 7%, to $30.3 million for the first nine months of 2011 as compared to $32.4 million in the same period in 2010.

The net loss applicable to common stockholders for the third quarter of 2011 was $38.4 million, or $0.31 per share based on 122.1 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $45.3 million, or $0.40 per share based on 113.5 million weighted average shares outstanding for the third quarter of 2010. The number of common shares outstanding at September 30, 2011 was 131,337,279, including the 9,000,000 shares loaned to Bank of America under a share lending agreement in connection with senior convertible notes due in 2015. The loaned shares are not considered outstanding for the purpose of computing and reporting basic or diluted earnings (loss) per share. The 9,000,000 shares will be returned once the entire principal amount of the notes ceases to be outstanding.

The net loss for the first nine months of 2011 was $124.4 million, or $1.02 per share based on 121.6 million weighted average shares outstanding, compared with a net loss of $132.3 million, or $1.17 per share based on 113.2 million weighted average shares outstanding, for the first nine months of 2010.

Cash, cash equivalents and marketable securities were $23.3 million at September 30, 2011 and $70.4 million at December 31, 2010. As of September 30, 2011, the Company had $45.0 million of available borrowings under the loan agreement with an entity controlled by the Company’s principal stockholder compared to $98.0 million as of December 31, 2010.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (800) 561-2693 or (617) 614-3523 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 286-8010 or (617) 801-6888 and use the passcode: 12869770.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer
  Chief Scientific Officer Peter Richardson

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to available borrowings under MannKind’s loan agreement, that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, difficulties or delays in seeking or obtaining regulatory approval, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Nine months ended September 30,		Nine months ended September 30,		Cumulative period from February 14, 1991 (date of inception) to September 30,
	2011	2010	2011	2010	2011
Revenue	$—	$—	$50	$93	$3,131
Operating expenses:
Research and development	23,132	31,411	79,717	88,062	1,345,809
General and administrative	9,641	11,129	30,293	32,436	369,894
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	32,773	42,540	110,010	120,498	1,886,857
Loss from operations	(32,773)	(42,540)	(109,960)	(120,405)	(1,883,726)
Other income (expense)	79	1,948	1,476	(98)	(1,141)
Interest expense on note payable to related party	(2,863)	(2,851)	(7,849)	(7,476)	(25,300)
Interest expense on senior convertible notes	(2,845)	(1,876)	(8,092)	(4,297)	(25,945)
Interest income	—	16	18	22	36,989
Loss before provision for income taxes	(38,402)	(45,303)	(124,407)	(132,254)	(1,899,123)
Income taxes	—	—	—	—	(26)
Net loss	(38,402)	(45,303)	(124,407)	(132,254)	(1,899,149)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(38,402)	$(45,303)	$(124,407)	$(132,254)	$(1,922,361)
Net loss per share applicable to common stockholders — basic and diluted	$(0.31)	$(0.40)	$(1.02)	$(1.17)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	122,130	113,528	121,636	113,248

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$22,786	$66,061
Marketable securities	513	4,370
State research and development credit exchange receivable — current	765	674
Prepaid expenses and other current assets	2,960	2,849
Total current assets	27,024	73,954
Property and equipment — net	196,374	202,356
State research and development credit exchange receivable — net of current portion	386	629
Other assets	230	317
Total	$224,014	$277,256
Liabilities and Stockholders’ Deficit
Current liabilities	$17,313	$18,134
Senior convertible notes	210,308	209,335
Note payable to related party	277,203	235,319
Stockholders’ deficit	(280,810)	(185,532)
Total	$224,014	$277,256

CONTACT:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com